Exhibit 23.1

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of DIRTT Environmental Solutions Ltd. of our report dated February 22, 2023 relating to the consolidated financial statements, which appears in DIRTT Environmental Solutions Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Calgary, Alberta, Canada

August 2, 2023